Exhibit 99.1

Anterix Appoints Mahvash Yazdi to Board of Directors

WOODLAND PARK, N.J., February 23, 2021 -- Anterix Inc., (NASDAQ: ATEX), today announced the appointment of Ms. Mahvash Yazdi to its Board of Directors as an Independent Director, effective February 18, 2021.

Yazdi brings a broad range of experiences to the Anterix Board within the utility sector, information technology, telecommunications and beyond. With more than 40 years of experience, Yazdi is a nationally recognized expert in corporate information technology and has served on the boards of multiple technology companies. She currently is the president of Feasible Management Consulting, a strategy consulting firm specializing in energy, innovation, technology, and telecommunication.  She is the former senior vice president of business integration and chief information officer of Edison International and Southern California Edison. She was also the co-chair of the EEI CIO advisory council, where she led industry activities in cyber security, telecommunication, and privacy challenges. Prior to that, Yazdi held various roles at Hughes Electronics, and was appointed the vice president, CIO, and a member of the aerospace and defense executive committee engaged in business transformation and M&A activities.

“We are pleased to add Mahvash to the Anterix Board,” said Anterix Chairman Morgan O’Brien.  “Her experience with emerging technology in the energy sector is a perfect complement to Anterix’s mission of providing private LTE communications networks as part of the digital transformation currently taking place through the utility sector’s grid modernization.”

Ms. Yazdi serves as a member of the board of NorthWestern Corporation, where she is the chair of its compensation committee.  She is also serving as an advisor to H.I.G Capital, Infosys Corporation and Energy Capital Ventures.

“I'm excited to join the Board of Directors of Anterix during this transformative time for the company and the utility sector,” said Yazdi.  “As Anterix continues to build momentum, I look forward to helping bring the benefits of private LTE to the utility space.”

Yazdi holds a Master of Business Administration from the University of Southern California and a Bachelor of Science in Industrial Management from California State Polytechnic University, Pomona.  Yazdi is certified by NACD as a corporate director and governance fellow.

About Anterix

At Anterix, we are focused on delivering transformative broadband that enables the modernization of critical infrastructure for the energy, transportation, logistics and other sectors of our economy. As the largest holder of licensed spectrum in the 900 MHz band, with nationwide coverage throughout the contiguous United States, Hawaii, Alaska and Puerto Rico, we are uniquely positioned to enable the private LTE broadband solutions that support secure, resilient and customer-controlled operations.

Contact

Natasha Vecchiarelli

Director, Investor Relations & Corporate Communications

Anterix

973-531-4397

nvecchiarelli@naterix.com

James Fuller

Executive Vice President

Hill+Knowlton Strategies

240-393-1369

james.fuller@hkstrategies.com